EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-10) and related preliminary short form prospectus of TransAlta Corporation (the “Corporation”) dated June 14, 2021 with respect to the sale and issue of (i) Common Shares, (ii) First Preferred Shares, (iii) Warrants to purchase Common Shares, First Preferred Shares or other securities, (iv) Subscription Receipts that entitle the holder thereof to receive upon satisfaction of certain release conditions, and for no additional consideration, Common Shares, (v) debt securities or (vi) any combination of such securities, or (vii) units comprised of one or more of such securities, up to an aggregate initial offering price of US$2,000,000,000 (or the equivalent in other currencies) of the Corporation (the “Registration Statement”).

We also consent to the incorporation by reference in the Registration Statement of our reports dated March 2, 2021, with respect to the consolidated financial statements of the Corporation which comprise the consolidated statements of financial position of the Corporation as at 31 December 2020 and 2019 and the consolidated statements of earnings (loss), comprehensive income (loss), changes in equity and cash flows for each of the years in the three year period ended 31 December 2020 and our report on the effectiveness of internal control over financial reporting as of 31 December 2020 filed as an exhibit to, and incorporated by reference in, the Corporation’s Annual Report (Form 40-F) for the year ended 31 December 2020, filed with the Securities and Exchange Commission.

June 14, 2021	Yours very truly,

Calgary, Canada	/s/ Ernst & Young LLP

Chartered Professional Accountants